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                            [ROPES & GRAY LETTERHEAD]
                             ONE INTERNATIONAL PLACE
                             BOSTON, MA 02110-2624
                             PHONE: (617) 951-7000
                               FAX: (617) 951-7050


                                             September 20, 2002



Schroder Emerging Markets Fund Institutional Portfolio
Schroder Capital Funds (Delaware)
875 Third Avenue
New York, NY  10022

Schroder Emerging Markets Fund
Schroder Capital Funds (Delaware)
875 Third Avenue
New York, NY  10022


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization made as of May 14, 2002 (the "Agreement"), by Schroder Capital Funds (Delaware), a Delaware business trust (the "Trust"), on behalf of two of its series, Schroder Emerging Markets Fund ("Acquiring Fund") and Schroder Emerging Markets Fund Institutional Portfolio ("Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on September 27, 2002, or such other date as may be decided by the parties (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of certain stated liabilities of Target Fund, following which Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are defined in the Agreement.

         Target Fund is a series of Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is also a series of Trust. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.


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Schroder Emerging Markets Fund Institutional Portfolio        September 20, 2002
Schroder Emerging Markets Fund

         For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         Based on the foregoing Representations and our review of the documents and items referred to above, we are of the opinion that, for federal income tax purposes:

       (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

       (ii) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

       (iii) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

       (iv) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

       (v) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

       (vi) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

       (vii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

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Schroder Emerging Markets Fund Institutional Portfolio        September 20, 2002
Schroder Emerging Markets Fund


       (viii) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund; and

       (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of the opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.


         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to Trust's Registration Statement on Form N-14 (File No. 333-34215).


                                             Very truly yours,


                                             /s/ Ropes & Gray

                                             Ropes & Gray















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